Filed by:  Teva Pharmaceutical Industries Limited
              Pursuant to Rule 425 under the
              Securities Act of 1933 and deemed filed
              pursuant to Rule 14a-12 under the
              Securities Exchange Act of 1934

              Subject Companies: Sicor Inc.

              Commission File No. 000-26990

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[TEVA LOGO]                             [SICOR INC. LOGO]
Teva Pharmaceutical Industries Ltd.
Web Site: www.tevapharm.com             Web Site: www.sicor.com
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
Contact: Dan Suesskind
          Chief Financial Officer
          Teva Pharmaceutical Industries Ltd.
          (011) 972-2-589-2840

         Bill Fletcher                             Marvin Samson
          President and CEO                         President and CEO
          Teva North America                        SICOR Inc.
          (215) 591-8800                            (949) 455-4702

         Dorit Meltzer                             Laurie W. Little
          Director, Investor Relations              Sr. Director, Investor Relations &
          Teva Pharmaceutical Industries Ltd.       Corporate Communications
          (011) 972-3-926-7554                      SICOR Inc,
                                                    (949) 455-4879


FOR IMMEDIATE RELEASE
---------------------


                     TEVA TO ACQUIRE SICOR FOR $3.4 BILLION

   Combination Strengthens Leadership Position in Injectable and Oral Generic
              Pharmaceuticals and Active Pharmaceutical Ingredients

Jerusalem, Israel and Irvine, CA, October 31, 2003 - Teva Pharmaceutical Industries Ltd. (Nasdaq: TEVA) and SICOR Inc. (Nasdaq: SCRI) jointly announced today that they have signed a definitive agreement providing for the acquisition of SICOR by Teva. Under the terms of the agreement, each share of SICOR common stock will be exchanged for $16.50 in cash and 0.1906 Teva ADRs. Based upon the NASDAQ closing price of Teva's ADRs on October 30, 2003, the indicated combined per share consideration for each outstanding share of SICOR Common Stock amounts to $27.50, or a total indicated purchase price of approximately $3.4 billion. As a result of the transaction, SICOR's shareholders will come to own approximately 7% of Teva on a fully-diluted basis. The cash portion of the consideration will be funded using a combination of Teva's cash on hand and committed credit facilities.

This acquisition brings together two premier generic pharmaceutical companies, combining Teva's successful oral dose generic drugs franchise with SICOR's leading generic injectable business. In addition, the complementary Active Pharmaceutical Ingredients (API) businesses will enhance and expand the combined company's product offerings. Further, SICOR's biogenerics capabilities will enhance Teva's participation in this market.

Commenting on today's transaction, Israel Makov, Teva's President & CEO, said, "I am extremely excited about Teva's strategic combination with SICOR Inc. SICOR offers Teva the rare opportunity to extend our clear leadership position in solid oral dose generics into a new segment for Teva in the US, the generic injectables market. We have been seeking the right acquisition opportunity in this field for quite some time and SICOR is the prize for our patience. As a result of the SICOR transaction, Teva will generate growth oriented synergies from our expanded product offering, customer base and geographic reach."

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"The SICOR transaction significantly supports our long term strategy of profitable growth and global leadership. I anticipate that this merger will be accretive to earnings within the first year. The transaction presents the shareholders, customers and employees of both companies with new horizons and enhanced opportunities."

Marvin Samson, President & CEO of SICOR said, "We are extremely enthusiastic about the mutual benefits associated with joining SICOR and Teva. Teaming up with Teva provides SICOR with the ability to leverage our presence as a leader in the generic biopharmaceuticals market. In addition, Teva's extensive global presence will also broaden SICOR's injectable business beyond our few core markets and provide opportunities for expanded distribution and manufacturing. We also believe that Teva will benefit from the extension of its current product offerings, such as injectable antibiotics, into SICOR's geographic centers of excellence and distribution channels."

In conclusion, Mr. Makov said, "Taking the lead in the consolidation of our industry ensures that the two companies together will be better positioned for future growth."

Transaction Terms
The transaction, which involves a merger of a Teva acquisition subsidiary into SICOR, is subject to approval by the holders of a majority of SICOR's Common Stock and clearance under the Hart-Scott-Rodino Antitrust Improvements Act and comparable antitrust notification statutes in Mexico and Lithuania, and is expected to be completed during the first quarter of 2004. The transaction is fully taxable to the stockholders of SICOR.

Rakepoll Finance N.V. and Mr. Carlo Salvi, who together hold approximately 19% of the outstanding stock of SICOR, have entered into an agreement under which they have agreed to vote all of their shares in favor of the proposed transaction.

Lehman Brothers and Credit Suisse First Boston acted as financial advisors to Teva in this transaction, while SICOR used Bear Stearns as its financial advisor.

Conference Call and Webcast Information
Teva and SICOR will host a conference call and live webcast on Friday, October 31, 2003 at 11:00 a.m. EST (18:00 Israel time) to discuss the acquisition. A Question & Answer session will follow this discussion. To listen live via telephone, call (888) 810-4704 in the U.S. and Canada. International callers should dial (706) 634-0199.

Investors and other interested parties may also access a live webcast through Teva's web site at www.tevapharm.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Following the conclusion of the call, a replay of the webcast will be available within 24 hours at the Company's web site. Alternatively, a replay of the call will be available within two hours after the call, and can be accessed until November 7, 2003 at midnight (EST), by calling (800) 642-1687 in the U.S. or
(706) 645-9291 outside the U.S., and entering the conference call ID 3758758.

About Teva
Teva Pharmaceutical Industries Ltd., headquartered in Israel, is among the top 30 pharmaceutical companies and among the largest generic pharmaceutical companies in the world. The company develops, manufactures and markets generic and innovative human pharmaceuticals and active pharmaceutical ingredients. Close to 90% of Teva's sales are in North America and Europe.

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About SICOR
SICOR Inc. is a vertically integrated, multinational pharmaceutical company that focuses on generic finished dosage injectable pharmaceuticals, active pharmaceutical ingredients, or APIs, and generic biopharmaceuticals. Using internal research and development capabilities, together with operational flexibility and manufacturing and regulatory expertise, SICOR is able to take a wide variety of products from the laboratory to the worldwide market. Leveraging these capabilities, SICOR concentrates on products and technologies that present significant barriers to entry or offer first-to-market opportunities. SICOR operates several manufacturing facilities in the U.S., Western and Eastern Europe and Mexico, while maintaining its corporate headquarters in Irvine, California. For more information, please visit our website at www.sicor.com.

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Teva's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include Teva's ability to successfully develop and commercialize additional pharmaceutical products, the introduction of competitive generic products, the impact of competition from brand-name companies that sell their own generic products or successfully extend the exclusivity period of their branded products, Teva's ability to rapidly integrate the operations of acquired businesses, the availability of product liability coverage in the current insurance market, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry, the difficulty of predicting U.S. Food and Drug Administration ("FDA") and other regulatory authority approvals, the regulatory environment and changes in the health policies and structure of various countries, acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of innovative products newly launched, currently being sold or in development, the impact of restructuring of clients, reliance on strategic alliances, exposure to product liability claims, dependence on patent and other protections for innovative products, fluctuations in currency, exchange and interest rates, operating results and other factors that are discussed in Teva's Annual Report on Form 20-F and its other filings with the U.S. Securities and Exchange Commission ("SEC"). Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Company Contacts:

Dan Suesskind
Chief Financial Officer
Teva Pharmaceutical Industries Ltd.
(011) 972-2-589-2840

Bill Fletcher
President and CEO
Teva North America
(215) 591-8800

Dorit Meltzer
Director, Investor Relations
Teva Pharmaceutical Industries Ltd.
(011) 972-3-926-7554

Marvin Samson
President and CEO
SICOR Inc
(949) 455-4702

Laurie W. Little
Sr. Director, Investor Relations & Corporate Communications
SICOR Inc
(949) 455-4879



In connection with the proposed transaction, Teva Pharmaceutical Industries Limited will file a proxy statement/prospectus with the Securities Exchange Commission in the near future, as part of a Registration Statement on Form F-4. Investors and security holders are advised to read the proxy statement/prospectus and registration statement when they become available, because important information will be contained therein. The proxy statement/prospectus will be sent to stockholders of Sicor Inc. in connection with the solicitation of their approval of the proposed merger of Sicor Inc. with a subsidiary of Teva Pharmaceutical Industries Limited.

Once filed you will be able to obtain a free copy of the Registration Statement on Form F-4 and other documents filed by the companies with the Commission at the Commission's website at http://www.sec.gov. Once filed, the Registration Statement also will be available from Teva by contacting Teva Pharmaceutical Industries Limited, 5 Basel St. Petach Tikva 49131, Israel, Attention: Investor Relations (972-3-926-7554).